Exhibit 2.2

AMENDMENT TO STOCK PURCHASE AGREEMENT
THIS AMENDMENT (this “Amendment”) to the Stock Purchase Agreement (the “Agreement”), dated as of November 30, 2011, by and among NMI Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Buyer”), and MAC Financial Ltd., a Bermuda exempted company (the “Seller”), is made and entered into as of April 6, 2012, by and between the Buyer and the Seller and is effective as of the date hereof. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.
WITNESSETH THAT:
WHEREAS, pursuant to the terms of the Agreement, the Buyer has agreed to use its commercially reasonable efforts to complete a 144A Offering in which the Buyer sells not less than a number of shares of NMI Common Stock equivalent to $500,000,000 divided by the Common Stock Sale Price;
WHEREAS, the parties originally agreed that the Buyer would have 150 days from the date of the Agreement to complete the 144A Offering and if not completed by such date, the parties would have the right to terminate the Agreement; and
WHEREAS, the parties wish to extend the deadline by which the 144A Offering must be complete in order to prevent termination of the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the Buyer and the Seller hereby agree as follows:
1.    Extension of Deadline.

(a)    The second sentence of Section 5.6(a) of the Agreement shall hereby be replaced in its entirety with the following:

“The Buyer shall have until May 31, 2012 to complete the 144A Offering and if the 144A Offering is not complete by such date, either the Buyer or the Seller may terminate this Agreement pursuant to Section 8.1(a)(iv).”
(b)    The phrase “one hundred fifty (150) days after the date hereof” in Section 8.1(a)(iv) shall be replaced with “May 31, 2012”.

2.    Effect on the Agreement. This Amendment shall be deemed incorporated into the Agreement and shall be construed and interpreted as though fully set forth therein. Except as amended and modified herein, the Agreement remains in full force and effect.

3.    Miscellaneous. Article XI of Agreement shall apply mutatis mutandis to this Amendment.

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Exhibit 2.2

IN WITNESS THEREOF, the parties have executed and delivered this Amendment as of the date set forth above.

NMI HOLDINGS, INC.

By: /s/ Joseph Kavanagh
Name: Joseph Kavanagh
Title: Director

MAC FINANCIAL, LTD.

By: /s/ Larry Harlow
Name: Larry Harlow
Title: EVP